UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: September 30, 2011

Date of report: October 5, 2011

CALAVO GROWERS, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California		93060
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 525-1245

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective September 30, 2011, Calavo Growers, Inc. (“we” or “the Company”), and Bank of America, N.A. (“BoA”), entered into an agreement, Amendment No. 4 to Loan Agreement (the “Agreement”), which amended our existing credit facility with BoA. Under the terms of the Agreement, we are advanced funds primarily for working capital purposes. Total credit available under the borrowing agreement is now $25 million, up from $15 million and now expires on February 1, 2016. This increase was at our request and not due to any immediate cash flows needs.

In addition, the Agreement includes a variable rate term loan in the amount of approximately $7.1 million dollars. These proceeds were used to retire approximately 50% of the outstanding balance (as of September 30, 2011) of the term loan owed to Farm Credit West, PCA, (“Farm”) related to the purchase of Renaissance Food Group, LLC (“RFG”). This effectively split the funding of the amounts due at closing for that acquisition between both banks. A discussion of our term loan with Farm can be found in Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant in our 8-K filed on June 15, 2011.

The credit facility and term loan contain various financial covenants, the most significant relating to tangible net worth (as defined), Fixed Charge Coverage Ratio (as defined) and Current Ratio (as defined).

The preceding discussion is qualified by reference to the Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein.

Item 9.01.	Financial Statements and Exhibits.

10.1	Amendment No. 4 to Loan Agreement dated as of September 30, 2011 between Calavo Growers, Inc. and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.

October 5, 2011	By:	/s/ Lecil E. Cole
Lecil E. Cole Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

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